Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER RESULTS

•                  EARNINGS PER DILUTED SHARE OF $0.76

•                  NEW AWARDS OF $3.4 BILLION; BACKLOG OF $25.7 BILLION

IRVING, TEXAS — May 10, 2010 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2010.  Net earnings attributable to Fluor for the first quarter were $137 million, or $0.76 per diluted share, compared with $205 million, or $1.12 per diluted share in the first quarter of 2009.  Consolidated segment profit for the quarter was $243 million, compared with $332 million a year ago.  Revenue was $4.9 billion, down from $5.8 billion in the first quarter of 2009.  As expected, first quarter results reflect lower Oil & Gas revenue and profit, partly offset by growth in the Power, Government and Industrial & Infrastructure segments.

“Fluor’s results for the quarter are consistent with our expectations for a delayed recovery as we go through 2010,” said Chairman and Chief Executive Officer, Alan Boeckmann.  “Our end-market diversification has enabled us to deliver good profitability despite lower new award levels in recent quarters and the trailing impact of a significant reduction in spending by our oil and gas clients.  We are encouraged by our significant prospect list that should allow the company to increase backlog in 2010.”

New project awards for the first quarter were $3.4 billion, which compares with $5.5 billion in new awards a year ago.  Awards in the quarter were diversified, including $1.4 billion in Oil & Gas projects, $1.0 billion in Industrial & Infrastructure projects, and approximately $400 million from each of the Government and Global Services segments.  Consolidated backlog for the quarter was $25.7 billion, which compares sequentially with $26.8 billion at December 31, 2009.

Corporate G&A expense for the first quarter was $31 million, compared with $25 million in the first quarter of 2009.  Fluor’s financial condition is very strong, with cash plus current and noncurrent marketable securities totaling $2.3 billion, up from $2.0 billion a year ago.  During the quarter the company repurchased approximately 380 thousand shares, or $17 million, of the company’s stock.

Outlook

Fluor serves a broad and diverse group of markets globally.  Prospects in mining continue to show particular strength, while operations and maintenance spending remains weak.  Fluor’s oil and gas markets are still in transition, but there are indications that a limited number of key projects could be released this year.  Overall, Fluor’s new award prospects across its portfolio are substantial.  It is important to note that the marketplace for engineering and construction services is increasingly competitive which will likely impact the company’s overall margin profile, especially when considering the growth in mining projects which typically carry lower than average margins.

We are encouraged by the potential for increasing bookings in coming quarters, and are reaffirming our 2010 EPS guidance range of $2.80-$3.20 per diluted share.

Business Segments

Fluor’s Oil & Gas business unit reported segment profit of $92 million, down from $201 million in the first quarter of 2009.  Revenue was $2.1 billion, compared with $3.4 billion last year, reflecting slowing new awards and a declining backlog.  Segment profits decreased in line with revenue, but have been further impacted by reduced levels of engineering man-hours and the retention of key resources in part to support increased bid and proposal activities.  New awards for the segment totaled $1.4 billion, including a large upstream award for the engineering, procurement and construction management of a gas processing project in Qatar, which compares with new awards of $2.0 billion in 2009.  Ending backlog at the end of the first quarter was $10.9 billion, a $0.9 billion reduction from last quarter.

The Industrial & Infrastructure group reported segment profit of $32 million, up 13 percent from the first quarter of 2009, reflecting strong growth from the mining and metals business line.  Revenue for the segment was $1.2 billion, up 6 percent from a year ago, driven by growth in the mining and metals and infrastructure business lines.   New awards totaled $1.0 billion, compared with $2.5 billion last year due to the variability in timing of large new award bookings.  Backlog at the end of the quarter rose to $10.5 billion, up 31 percent from $8.1 billion a year ago, mainly due to substantial new awards from mining and metals clients.

Government posted segment profit of $35 million, up 27 percent from the first quarter of 2009.  Revenue for the quarter grew by 79 percent to $663 million, compared with $371 million a year ago.  Improved results primarily reflect increased contributions from LOGCAP IV task orders in Afghanistan.  New awards totaled $429 million for the quarter, up from $243 million last year primarily due to LOGCAP IV task order releases.   Backlog at quarter end was $829 million, up from $574 million a year ago, primarily due to multi-year American Recovery and Reinvestment Act funding at Savannah River.

Segment profit for Global Services was $27 million in the first quarter, down from $47 million a year ago, with revenue of $339 million which was down 20 percent.  The segment’s operations and maintenance business line has been impacted by continued reductions in spending by major industrial customers.  New awards of $385 million, including a new long-term maintenance contract, were up from $105 million in the first quarter of 2009.  Ending backlog grew to $2.0 billion, from $1.6 billion a year ago.

Fluor’s Power group reported a doubling of first quarter segment profit to $56 million on revenue of $534 million which increased 16 percent over the first quarter of 2009.  Increased segment profit reflects solid contributions from ongoing projects and the benefit of positive project performance on a large coal-fired power project that is nearing completion.  New awards for the quarter were $157 million, compared with $594 million recorded a year ago which included the award of a new gas-fired power plant in Virginia.  Power segment backlog was $1.5 billion, compared with $2.6 billion in the first quarter of 2009.

First Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Daylight Time on Monday, May 10, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.   Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22 billion in 2009.  For more information visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things:   failure to achieve projected backlog, revenue and/or earnings levels; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the financial viability of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; delays or defaults in client payments; difficulties or delays incurred in the execution of contracts, including performance by the Company’s joint venture or teaming partners, resulting in cost overruns or liabilities; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2010. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2010	2009
Revenue	$4,918.9	$5,797.9
Cost and Expenses:
Cost of Revenue	4,658.3	5,448.6
Corporate G&A	30.9	25.4
Net Interest Income	(3.4)	(4.6)
Total Cost and Expenses	4,685.8	5,469.4
Earnings Before Income Taxes	233.1	328.5
Income Tax Expense	79.4	107.2
Net Earnings	153.7	221.3
Net Earnings Attributable to Noncontrolling Interests	(17.1)	(16.5)
Net Earnings Attributable to Fluor Corporation	$136.6	$204.8
Basic Earnings per Share
Net Earnings	$0.77	$1.13
Weighted Average Shares	178.2	180.3
Diluted Earnings per Share
Net Earnings	$0.76	$1.12
Weighted Average Shares	180.8	181.2
New Awards	$3,359.1	$5,493.5
Backlog	$25,701.1	$29,131.8
Work Performed	$4,795.8	$5,650.9

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2010		2009 (1)
Revenue
Oil & Gas	$2,139.4		$3,369.6
Industrial & Infrastructure	1,243.4		1,176.5
Government	662.8		370.8
Global Services	339.1		421.7
Power	534.2		459.3
Total Revenue	$4,918.9		$5,797.9

Segment Profit $ and Margin %
Oil & Gas	$92.3	4.3%	$200.8	6.0%
Industrial & Infrastructure	31.7	2.5%	28.1	2.4%
Government	35.3	5.3%	27.7	7.5%
Global Services	27.4	8.1%	47.4	11.2%
Power	56.5	10.6%	28.3	6.2%
Total Segment Profit $ and Margin %	$243.2	4.9%	$332.3	5.7%

Corporate General and Administrative Expense	(30.9)		(25.4)
Net Interest Income	3.4		4.6
Earnings Attributable to Noncontrolling Interests	17.4		17.0
Earnings before Taxes	$233.1		$328.5

(1)

Effective January 1, 2010, the Company moved the power services business to the Power segment from the Global Services segment. Revenue, Segment Profit and Margin for 2009 have been recast to reflect this change.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2010	2009
Cash and Marketable Securities, including noncurrent	$2,260.3	$2,625.8
Total Current Assets	5,252.4	5,122.1
Total Assets	7,253.8	7,178.5
Total Short-Term Debt	99.7	109.8
Total Current Liabilities	3,256.6	3,301.4
Long-term Debt	17.7	17.7
Shareholders’ Equity	3,416.2	3,305.5

Total Debt to Capitalization % (based on Shareholders’ Equity)	3.3%	3.7%
Shareholders’ Equity Per Share	$19.11	$18.48

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2010	2009

Cash (utilized) provided by operating activities	$(252.5)	$76.0

Investing Activities
Capital expenditures	(48.0)	(53.1)
Net (purchases) sales and maturities of marketable securities	282.2	(299.6)
Other items	1.8	12.3
Cash provided (utilized) by investing activities	236.0	(340.4)

Financing Activities
Repurchase of common stock	(17.1)	(60.1)
Dividends	(22.6)	(22.8)
Repayment of convertible debt	(10.1)	(9.8)
Distributions paid to noncontrolling interests, net of contributions	(16.2)	(6.6)
Other items	(0.4)	0.2
Cash utilized by financing activities	(66.4)	(99.1)

Effect of Exchange Rate Changes on Cash	4.9	(0.5)

Decrease in Cash and Cash Equivalents	$(78.0)	$(364.0)

Depreciation	$45.9	$43.7

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2010		2009 (1)		% Chg

Oil & Gas	$1,401	42%	$2,024	37%	(31)%
Industrial & Infrastructure	987	29%	2,527	46%	(61)%
Government	429	13%	243	4%	77%
Global Services	385	11%	105	2%	267%
Power	157	5%	594	11%	(74)%

TOTAL NEW AWARDS	$3,359	100%	$5,493	100%	(39)%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2010		2009 (1)		% Chg

Oil & Gas	$10,883	42%	$16,299	56%	(33)%
Industrial & Infrastructure	10,539	41%	8,068	28%	31%
Government	829	3%	574	2%	44%
Global Services	1,975	8%	1,606	5%	23%
Power	1,475	6%	2,585	9%	(43)%

TOTAL BACKLOG	$25,701	100%	$29,132	100%	(12)%

United States	$9,458	37%	$13,673	47%	(31)%
The Americas	6,806	26%	2,201	7%	209%
Europe, Africa and the Middle East	6,719	26%	9,866	34%	(32)%
Asia Pacific	2,719	11%	3,392	12%	(20)%

TOTAL BACKLOG	$25,701	100%	$29,132	100%	(12)%

(1)	Effective January 1, 2010, the Company moved the power services business to the Power segment from the Global Services segment. New Awards and Backlog for 2009 have been recast to reflect this change.